TRINET GROUP, INC. RESTRICTED STOCK UNIT GRANT NOTICE (AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN;
PERFORMANCE AWARD)

TriNet Group, Inc. (the “Company”), pursuant to its Amended and Restated 2019 Equity Incentive Plan (the “Plan”), hereby awards to Participant a performance-based Restricted Stock Unit Award in respect of the target and maximum number of restricted stock units (“RSUs”) for the number of shares of the Company’s Common Stock (“Shares”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein, including the vesting criteria set forth on ATTACHMENT I hereto (the “Vesting Criteria”), and in the Plan, the Restricted Stock Unit Award Agreement and the Restrictive Covenant Agreement, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Restricted Stock Unit Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

Participant:
Award Number:
Date of Grant:
Target Award:
Maximum Award:	200% of Target Award
Performance Period:	See ATTACHMENT I

Vesting Criteria: The Award will be eligible for vesting, contingent upon attainment of both the performance and service conditions specified on the attached ATTACHMENT I.

Issuance Schedule: The shares will be issued (to the extent any portion of the Award is earned and becomes vested in accordance with the Vesting Criteria) in accordance with the issuance schedule set forth in Section 6 of the Restricted Stock Unit Award Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement (including any addenda attached thereto), the Restrictive Covenant Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement, the Restrictive Covenant Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law or listing standards applicable to the Company, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein.

By accepting the Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Restricted Stock Unit Award Agreement, the Restrictive Covenant Agreement, applicable prospectus, and the Plan and agrees to all of the terms and conditions set forth in these documents. Furthermore, by accepting the Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ATTACHMENT I
VESTING CRITERIA
Performance Period

January 1, 2025 – December 31, 2025

Performance Criteria

The “Performance Criteria” for determining the Actual Award shall be based on the Company’s results in the following areas for the Performance Period as shown in the table below:
•50% shall be based on the Company’s Professional Service Revenue, as reported in the Company’s audited financial statements (“Professional Service Revenue”).

•50% shall be based on GAAP Earnings Per Share, as reported in the Company’s audited financial statements (“GAAP EPS”).

However, the forgoing will exclude any unanticipated Merger and/or Acquisition activity after the Performance Criteria are established by the Company.

	Professional Service Revenue ($M)	GAAP EPS $
Max	$784	$3.65
Target	$713	$2.90
Threshold	$642	$2.15

The “Performance Multiplier” shall be determined as follows for each of the Performance Criteria, and then determining a total Performance Multiplier based on the weighting of the Performance Criteria set forth above:

	Achievement Level
	Below Threshold	Threshold	Target	Maximum
Performance Multiplier (as a percentage of target)	0%	50%	100%	200%

If the GAAP EPS achievement level falls below threshold, then the Maximum Award shall be capped at the target achievement level for the Professional Service Revenue.

The Performance Multiplier for any Achievement Level which falls between any of the amounts set forth in the table above shall be determined by linear interpolation. For the avoidance of doubt, nothing greater than the Maximum Award can be earned under the Award.

Notwithstanding anything else, the total weighted Performance Multiplier may not exceed 125% of target unless there is at least 50% attainment of the corporate MBOs approved by the Compensation and Human Capital Management Committee of the Board of Directors of TriNet Group, Inc. (the “Committee”) for the Performance Period.

Certain Definitions

•“Actual Award” means the actual number of RSUs under the Award that are determined to be earned for the Performance Period, determined in accordance with, and subject further to the vesting requirements of, the rules under the heading “Determination of Actual Award” below.
•“Determination Date” means the date on which the Committee certifies in writing the Performance Multiplier and determines the Actual Award for the Performance Period which shall in no event be later than the March 15 following the end of the Performance Period.

•“Performance Period” means January 1, 2025 through December 31, 2025.

Determination and Vesting of Actual Award

The Committee shall determine the Actual Award based on the Performance Criteria set forth above for the Performance Period, which shall result in the Participant earning an Actual Award reflecting a number of RSUs equal to the total Performance Multiplier times the Target Award. The Committee’s determination of the Actual Award shall be subject to its right to exercise negative discretion.

The Actual Award will vest as follows: 50% on December 31, 2026, and 50% on December 31, 2027, subject to Participant’s Continued Service through each such date (the “Vesting Schedule”).

For the avoidance of doubt, no amounts in excess of the Actual Award shall be eligible for vesting hereunder.

Example: Assume that (i) Participant is granted a Target Award of 30,000 RSUs, and (ii) the Professional Service Revenue for the Performance Period is met at 100% of target, while the GAAP EPS exceeds the Maximum level. This means that the total Performance Multiplier is (50% times 100%) + (50% times 200%), or a total 150% Performance Multiplier. The Participant would earn (30,000 x 150%) or 45,000 RSUs as the Actual Award, which will be eligible for vesting subject to Participant’s Continued Service through the Vesting Schedule. However, if (iii) the corporate MBOs are achieved at less than 50% of target, the total weighted Performance Multiplier would be capped at 125%, so that the Participant would earn (30,000 x 125%) or 37,500 RSUs as the Actual Award, which will be eligible for vesting subject to Participant’s Continued Service through the Vesting Schedule. Any amounts in excess of the Actual Award would be forfeited immediately.

Treatment on Change in Control

In the event of a Change in Control (as defined in the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan or any amendment, restatement or successor to such plan and any similar plan or agreement then in effect and applicable to Participant (a “Change in Control Plan”)) prior to the Determination Date, the Committee will provide, effective upon such Change in Control, that the Actual Award shall be either (i) the Target Award or (ii) to the extent the Performance Criteria are capable of measurement at such time, the Committee may determine actual performance for either the originally scheduled Performance Period or for a shortened Performance Period, as determined by the Committee in its sole discretion. Such Actual Award shall remain subject to the Vesting Schedule; provided that, in the event of a Change in Control Termination (as defined in the applicable Change in Control Plan) within the applicable Change in Control Period (as defined in the applicable Change in Control Plan), the Actual Award shall be eligible for accelerated vesting in connection with or following such Change in Control to the same extent as provided for any time-based equity award under the applicable Change in Control Plan.

TRINET GROUP, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Participant has been granted an Award (the “Award”) of Restricted Stock Units (“RSUs”) pursuant to the TriNet Group, Inc. Amended and Restated 2019 Equity Incentive Plan (as it may be amended from time to time, the “Plan”), the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Grant Notice for this Award (the “Grant Date”). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

1.Issuance of Shares. Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Agreement, the Plan and the Notice. The number of RSUs is set forth in the Notice.

2. Vesting Dates. Subject to Sections 3 and 4, the Award shall vest on the dates set forth in the Notice.

3. Termination of Service. Except as otherwise provided for in any employment-related agreement between the Participant and the Company or any Subsidiary or Affiliate, upon a Termination of Service, the Committee, in its sole discretion, shall determine whether and to what extent any unvested RSUs may vest, settle, be paid or forfeited; provided that in the event of a Termination of Service for Cause, the Committee may determine whether and to what extent any vested RSUs may be forfeited. Absent such exercise of discretion, in the event of the Participant’s Termination of Service for any reason, any RSUs that are not vested as of the date of such Termination of Service will be forfeited without payment of any consideration to Participant. For the avoidance of doubt and for purposes of this Award only, Termination of Service will be deemed to occur as of the date the Participant is no longer actively providing services as an Employee or Consultant (except, in certain circumstances at the sole discretion of the Company, to the extent the Participant is on a Company approved leave of absence) and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.

Notwithstanding the foregoing, on a Termination of Service in the event of death or Disability, the Award shall vest (i) if following the Determination Date, based on the Committee’s determination of an Actual Award, and (ii) if prior to the Determination Date, based on a deemed determination of a Target Award, and, in each case, prorated based on a ratio the numerator of which is the number of days in the Performance Period prior to the date of the Participant’s Termination of Service and the denominator of which is the total days in the

Performance Period, and be distributed as soon as practicable but in no event later than 60 days following the Participant’s Termination of Service. For this purpose, Disability or Disabled shall mean that the Participant meets the initial eligibility requirements for receiving benefits under the Employer’s long term disability plan. In the event, the Participant is not eligible for or elects not to enroll in the Employer’s long term disability plan, the Participant is deemed Disabled by the Company if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered Disabled unless the individual furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. Further, the Company may retain a physician or other third party to assist in determining whether a Participant is Disabled.

4. Change in Control. In the event of a Change in Control, the RSUs will be treated in accordance with Section 12(b) of the Plan.

5. Restrictive Covenants. As a condition precedent to the grant of the Award, the Participant agrees to be subject to the restrictive covenants as set forth in Appendix A (the “Restrictive Covenants Agreement”).

6. Transfer of RSUs.

(a) General Prohibition on Transfer. Except as may be permitted by the Committee, neither the Award nor any right under the Award shall be pledged, assignable, alienable, saleable or transferable by the Participant except as provided in this Section 6. This provision shall not apply to any portion of the Award that has been fully settled and shall not preclude forfeiture of any portion of the Award in accordance with the terms herein.

(b) Death. The Award may be transferable by will or pursuant to the laws of descent and distribution. In addition, upon receiving written permission from the Board or its duly authorized designee, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of the Participant’s death, will thereafter be entitled to receive any distribution Shares or other consideration to which the Participant was entitled at the time of the Participant’s death pursuant to this Agreement. In the absence of such a designation, the Participant’s executor or administrator of the Participant’s estate will be entitled to receive, on behalf of the Participant’s estate, such Shares or other consideration.

(c) Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, the Participant may transfer the Award to a trust if that Participant is considered to be the sole beneficial owner (determined under Section 671 of the U.S. Internal Revenue Code (the “Code”) and applicable law) while the Award is held in the trust, provided that the Participant and the trustee enter into transfer and other agreements required by the Company.

7. Voting Rights. The Participant shall have no voting rights or any other rights as a stockholder of the Company with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying the RSUs.

8. Dividend Equivalents. Except as provided in the Notice, if a cash dividend is declared on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the RSUs are distributed to the Participant pursuant to this Agreement, the Committee shall determine, in its sole discretion, whether the Participant will be eligible to receive an amount in cash (a “Dividend Equivalent”) equal to the dividend that the Participant would have received had the Shares underlying the RSUs been held by the Participant as of the time at which such dividend was declared. If applicable, each Dividend Equivalent will be paid to the Participant in cash as soon as reasonably practicable (and in no event later than 30 days) after the applicable Vesting Date of the corresponding RSUs. For clarity, no Dividend Equivalent will be paid with respect to any RSUs that are forfeited.

9. Distribution of Shares.

(a) Subject to the provisions of this Agreement, upon the vesting of any of the RSUs, the Company shall deliver to the Participant, as soon as reasonably practicable (and in no event later than 30 days) after the applicable Vesting Date, one Share for each such RSU. Upon the delivery of Shares, such Shares shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.

(b) Notwithstanding the foregoing, in the event that (i) the Participant is subject to the Company’s policy permitting certain individuals to sell Shares only during certain “window” periods, in effect from time to time or the Participant is otherwise prohibited from selling Shares in the public market and any Shares covered by the Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to the Participant, as determined by the Company in accordance with such policy, or does not occur on a date when the Participant is otherwise permitted to sell Shares on the open market, and (ii) the Company elects not to satisfy its obligations for Tax-Related Items (as defined in Section 10(a) below) by withholding Shares from the Participant’s distribution, then such Shares will not be delivered on such Original Distribution Date and will instead be delivered on the first business day of the next occurring open “window period” applicable to the Participant pursuant to such policy (regardless of whether the Participant is still providing continuous services at such time) or the next business day when the Participant is not prohibited from selling Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Shares originally became vested. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such Shares) will be determined by the Company. In all cases, the delivery of Shares under this Award is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such manner.

10. Responsibility for Taxes.

(a) The Participant acknowledges that, regardless of any action taken by the Company or the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired upon settlement of the Award and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) As a condition to the grant, vesting and settlement of the Award, prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy (and will indemnify the Company and any Subsidiary or Affiliate) with respect to any and all Tax-Related Items which arise upon the grant, vesting or settlement of the Award, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with the Award or Shares. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items in the manner determined by the Company and/or the Employer from time to time, which may include: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) requiring the Participant to remit the aggregate amount of such Tax-Related Items to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company or the Employer; (iii) through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to sell Shares obtained upon settlement of the Award and to deliver promptly to the Company an amount of the proceeds of such sale equal to the amount of the Tax-Related Items; (iv) by a “net settlement” under which the Company reduces the number of Shares issued on settlement of the Award by the number of Shares with an aggregate fair market value that equals the amount of the Tax-Related Items associated with such settlement; or (v) any other method of withholding determined by the Company and permitted by applicable law.

(c) The Participant acknowledges and agrees that, absent an affirmative election otherwise, such Tax-Related Items shall be satisfied through “net settlement” as set forth in Section 10(b)(iv).

(d) Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent number of Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the settled Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(e) The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(f) The Participant further acknowledges and agrees that the Participant is solely responsible for filing all relevant documentation that may be required in relation to the Award or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or any Subsidiary or Affiliate pursuant to applicable laws), such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the Award, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends. The Participant further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant also understands that applicable laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Participant under applicable laws. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company or any Subsidiary or Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

11. Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or Affiliate (including the Employer) or (c) any calculation of base pay or regular pay for any purpose.

12. Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Award are subject to the terms and conditions of Section 19 (Cancellation or “Clawback” of Awards) of the Plan, subject to applicable law.

13. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
TriNet Group, Inc.
One Park Place
Suite 600
Dublin, CA 94568
Attention: Chief Legal Officer
If to the Participant, to the address of the Participant on file with the Company.

15. No Right to Continued Service. The grant of the Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate (including the Employer). Nothing in the Plan or in this Agreement shall interfere with or limit in any way the right of the Company or a Subsidiary or Affiliate thereof to terminate the Participant’s service at any time, subject to applicable laws.

16. No Right to Future Awards. In accepting the Award, the Participant acknowledges that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan. The grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, other Awards or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past, and all decisions with respect to future grants of RSUs or other Awards, if any, will be at the sole discretion of the Company. In addition, the Participant’s participation in the Plan is voluntary, and the RSUs and the Shares subject to the RSUs are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary or Affiliate and are outside the scope of the Participant’s employment contract, if any.

17. Restrictive Legends. The shares issued under the Award will be endorsed with appropriate legends as determined by the Company.

18. Entire Agreement. This Agreement, the Plan, the Notice and any other agreements, schedules, addenda, appendices, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

19. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

20. Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which such amendment, modification or waiver is made or given.

21. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

22. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

23. No Advice Regarding Grant; Opportunity to Obtain Advice of Counsel. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the Tax-Related Items arising in connection with the Award. By accepting the Award, the Participant acknowledges and agrees that he or she has done so or knowingly and voluntarily declined to do so. The Participant acknowledges and agrees that he or she has reviewed the Agreement, the Notice and the Plan in their entirety, including any addenda or other documents referred to herein or therein, and have had the opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understood the provisions of the Award.

24. Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Company’s or the Employer’s mandatory dispute resolution procedures, if any, as may be in effect from time to time with respect to matters arising out of or relating to the Participant’s employment with the Company or the Employer.

25. Governing Law; Venue. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. Notwithstanding any arbitration agreement that otherwise may exist between the Participant and the Company, the Participant and the Company agree that, in the event of any dispute arising under this Agreement, any such dispute is not subject to arbitration, and the Participant and the Company instead hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

26. Imposition of other Requirements and Participant Undertaking. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares to be issued upon settlement of the Award, or take any other action, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to accomplish the foregoing or to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the RSU pursuant to this Agreement. Furthermore, the Participant acknowledges that the applicable laws of the country in which the Participant is residing or working at the time of grant, vesting and settlement of the RSUs or the ownership or sale of Shares received pursuant to the RSUs (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Participant also understands and agrees that if the Participant works, resides, moves to, or otherwise is or becomes subject to applicable laws or company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to the Participant as from the date of grant, unless otherwise determined by the Company in its sole discretion.

27. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

28. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s Personal Data (as described below) by and among, as applicable, the Company, any Subsidiary, Affiliate or third parties as may be selected by the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that refusal or withdrawal of consent will affect the Participant’s ability to participate in the Plan; without providing consent, the Participant will not be able to participate in the Plan or realize benefits (if any) from the RSUs.

The Participant understands that the Company and any Subsidiary, Affiliate or designated third parties may hold personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”). The Participant understands that Personal Data may be transferred to any Subsidiary, Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country (if different than the United States), or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the affiliate or entity that is the Participant’s employer and its payroll provider.

The Participant should also refer to any data privacy policy implemented by the Company (which will be available to the Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Participant’s Personal Data.

29. Foreign Exchange Fluctuations and Restrictions. The Participant understands and agrees that, if required by the Company or applicable laws, any cross-border funds transfers in connection with the RSUs (including proceeds from the sale of Shares or receipt of any dividends) must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Participant to provide to such entity certain information regarding the transaction. Moreover, the Participant understands and agrees that the future value of the underlying Shares is unknown and cannot be predicted with certainty and may decrease in value. The Participant understands that neither the Company nor any Subsidiary or Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the RSUs (or the calculation of income or Tax-Related Items thereunder).

30. Communications and Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Participant’s current or future participation in the Plan, shares, or any other Company-related documents by electronic means. By accepting this Agreement, whether electronically or otherwise, the Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent the Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to the RSUs in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

Country-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may be material to the Participant’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Participant moves to or otherwise is or becomes subject to the applicable laws or Company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Participant is advised to seek advice from his or her own personal legal and tax advisor prior to accepting an RSU or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s acceptance of the RSUs or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement. This Addendum forms part of the Restricted Stock Unit Award Agreement and should be read in conjunction with the Restricted Stock Unit Award Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Restricted Stock Unit Award Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in the Participant’s jurisdiction.

Canada
Securities Law Notice. The security represented by the RSUs was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. The Participant acknowledges that, as long as the Company is not a reporting issuer in any jurisdiction in Canada, the RSUs and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to the terms and conditions of the Agreement and applicable securities laws, the Participant is permitted to sell Shares acquired through the designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canad

Settlement in Shares Only. Notwithstanding any discretion in the Plan to the contrary, settlement of the RSUs shall only be made in Shares issued by the Company from treasury and not, in whole or in part, in the form of cash (other than as explicitly consented to by you in Section 10 of the Agreement for tax withholding and payment purposes) or other consideration.

Employee Tax Treatment. For Canadian federal income tax purposes, the RSUs are intended to be treated as an agreement by the Company to sell or issue Shares to the employee and, as such, is intended to be subject to the rules in section 7 of the Income Tax Act (Canada). Under those rules, the employee will be considered to have received an employment benefit at the time of settlement of the vested RSUs equal to the full value of the Shares received, which amount will be taxed as employment income and will be subject to withholding at source

Foreign Ownership Reporting. If the Participant is a Canadian resident, his or her ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to ongoing annual reporting obligations. The Participant should please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult their tax advisor for further details

Quebec: Consent to Receive Information in English. The following applies if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

India
Exchange Control Information. The Participant understands that he or she must repatriate to India and convert to local currency any proceeds from the sale of Shares acquired under the Plan within 90 days of receipt and any dividends received in relation to the Shares within 60 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in case the Reserve Bank of India, the Company, or any Subsidiary or Affiliate requests proof of repatriati

Share Valuation. The amount of the Award subject to tax, including for reporting and withholding, will partially depend upon a valuation that the Company will obtain from a Category I Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law

APPENDIX A

RESTRICTIVE COVENANT AGREEMENT

As a material condition to the grant of the Award provided for under the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement by and between the grant recipient (“Employee”) and TriNet Group, Inc. (collectively with its Subsidiaries and Affiliates, “TriNet”), Employee enters into and agrees to be bound by this Restrictive Covenant Agreement (the “RCA”), made by and between Employee and TriNet effective as of the date Employee accepts the Award. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement or the TriNet Group, Inc. Amended and Restated 2019 Equity Incentive Plan.

SECTION 1. Confidential Information.

1.1 Non-Disclosure. Employee agrees that during and after employment with TriNet, Employee will not (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of TriNet, any of TriNet’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to TriNet, its development projects, or other aspects of TriNet business. By way of illustration and not limitation, Company Information shall include TriNet’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of any employees, non-employee directors or consultants of TriNet (other than Employee); the personally identifying and protected health information of any employee, non-employee director or consultant of TriNet (other than Employee), including worksite employees of TriNet customers; lists of current and potential customers of TriNet; information about customers’ purchasing history, pricing, preferences and profitability; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of TriNet’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). Employee further acknowledges and agrees that all Company Information is confidential and proprietary and shall remain the exclusive property of TriNet.

1.1.1 Wisconsin. If Employee last worked for TriNet in Wisconsin, the restrictions set forth in Section 1.1 shall apply during Employee’s employment with TriNet and for eighteen (18) months after Employee’s employment with TriNet ends.

1.2 Improper Use of Trade Secret Information. In furtherance of Employee’s promises in this Section 1, Employee agrees that during Employee’s employment and for a period of one year following termination of employment with TriNet, Employee will not, for Employee’s own benefit or for the benefit of a competitor of TriNet, use TriNet’s trade secrets, or use Employee’s knowledge of TriNet’s trade secret customer information, directly or indirectly, to (i) identify TriNet customers for solicitation; (ii) facilitate the solicitation of TriNet’s customers; (iii) target any employee, non-employee director(s) or consultant(s) of TriNet for solicitation or recruitment to discontinue, in whole or in part, his/her employment or other relationship with TriNet, or using trade secrets to facilitate any such solicitation or recruitment; or (iv) otherwise compete unfairly with TriNet.

SECTION 2. Permitted Disclosures. Nothing in this RCA limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission (the “SEC”) or any other federal, provincial, state or local governmental agency or commission or self-regulatory organization regarding possible legal violations, without disclosure to TriNet. TriNet may not retaliate against Employee for any of these activities, and nothing in the RCA requires Employee to waive any monetary award or other payment to which Employee might become entitled from the SEC or any other government agency or self-regulatory organization as a result of such communication. Nothing contained in this Agreement restricts or limits Employee’s right to discuss or disclose information about unlawful acts in the workplace, at work-related events, or between TriNet employees or TriNet and Employee, such as harassment, discrimination, retaliation, sexual assault, a wage and hour violation, or any other conduct that Employee has reason to believe is unlawful or that is otherwise recognized as against a clear mandate of public policy, nor does this Agreement prohibit Employee from discussing Employee’s employment or reporting possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or state or local government agency. This Agreement does not prohibit Employee from discussing the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Nor does this Agreement require Employee not to disclose or discuss conduct or the existence of a settlement involving conduct relating to a dispute: (1) involving a nonconsensual sexual act or sexual contact, as such terms are defined in section 2246 of title 18, United States Code, or similar applicable tribal or state law; or (2) relating to conduct that is alleged to constitute sexual harassment under applicable federal, tribal, or state law. Further, pursuant to the Defend Trade Secrets Act of 2016 or applicable law, Employee shall not have criminal or civil liability under any federal, provincial or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, provincial, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by TriNet for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

SECTION 3. Notice of Resignation. In the event Employee resigns Employee’s employment with TriNet and is immediately prior to such resignation employed (1) in any position in the Field Sales, Virtual Sales, and Channel and Partnership Sales departments, or (2) in any other part of TriNet with a job code of Executive Director or above, excluding any “officers” of the Company (as such term is defined by Section 16 of the Securities Exchange Act of 1934, as amended) to help effectuate and ensure an orderly transition Employee shall provide TriNet with thirty (30) days’ notice of Employee’s resignation from TriNet as more specifically set forth in Sub-sections 3.1 through 3.4, below.

3.1. Thirty (30) Days’ Notice. Employee will provide thirty days’ notice of Employee’s resignation in writing submitted to Employee’s direct manager and the Human Resources Department via email to MYHR@trinet.com, and such written notice shall include a disclosure and identification of any new position, affiliation and/or employment Employee has accepted, intends to accept or is considering accepting upon expiration of the Notice Period. (The first thirty (30) days following submission of a resignation in compliance with this RCA as outlined below shall be the “Notice Period.”)

3.2. Duties and Cooperation During Notice Period. During the Notice Period Employee’s manager may ask Employee to take steps to help transition responsibility for ongoing projects and/or other job duties. Employee agrees to perform these duties and tasks, as Employee’s manager in the manager’s sole discretion may direct, including without limitation any or all of the following: (i) organize files and notes of any projects for transition; (ii) meet with Employee’s managers or their designee to review files and other data to help ensure that TriNet personnel are aware of and understand any files, projects or other business related data; (iii) meet with Employee’s manager or the manager’s designee to review the status of any projects, work, clients or personnel for which Employee was assigned responsibility, in order to help ensure that business needs may be seamlessly transitioned to and serviced by other TriNet personnel; (iv) otherwise being available to TriNet, as requested by Employee’s managers, to provide reasonable assistance to effectuate an orderly transition of knowledge, files, projects, data, client service or personnel responsibilities, and any other job duties, prior to Employee’s last day of employment. The foregoing list is neither intended to be an exhaustive list of the transition-related tasks Employee may be required to perform, nor is it a promise that TriNet will have Employee engage in any or all of the listed tasks. There may be times during the Notice Period when TriNet is preparing for the transition in a way that does not involve Employee’s active engagement, and as such TriNet at its sole discretion may instruct Employee not to work or enter TriNet’s premises on some or all days of the Notice Period.

3.3. Conduct During Notice Period. During the Notice Period, Employee will be a TriNet employee, will remain on TriNet’s payroll, will receive the same base rate of pay, and will continue to be eligible for all employee benefits just as in the period prior to Employee’s giving Notice of Resignation to TriNet. Employee’s primary job duties during the Notice Period will involve assisting TriNet to effectuate an orderly transition of duties to other TriNet personnel as assigned by Employee’s manager. During the Notice Period, Employee shall: (i) not discuss or communicate about Employee’s impending departure from TriNet with clients or others who are not employees of TriNet unless authorized in writing to do so by Employee’s manager; (ii) not take, remove or transfer any TriNet data, records or information off the premises of any TriNet office or facility; (iii) access TriNet systems only with express permission of Employee’s manager (Employee understands that such accessibility may be terminated during the Notice Period); (iv) return to Employee’s TriNet manager, within one business day of tendering Employee’s notice of resignation, all files, data and information relating to TriNet clients or business which Employee may have had off premises during the course of Employee’s employment; (v) not use any social networking system or function to update any clients about Employee’s employment status with TriNet and/or any impending change of such status; and (vi) if Employee has had remote access to TriNet computer systems or if Employee has ever used a non-TriNet issued computer or electronic device for work, Employee will, upon TriNet’s request, make such personal computer(s) or other electronic devices available to TriNet and/or its computer forensic experts for imaging and searching to verify that all TriNet client data and any other non-public information has been removed. Employee understands and agrees that a core purpose of the Notice Period is to enable the orderly transition of knowledge, files, data and client responsibility to other TriNet employees, and accordingly Employee understands and agrees that TriNet is free to and may elect to engage in a variety of transition-related activities, including but not limited to notifying clients of Employee’s intent to leave TriNet, informing clients of the identity of other TriNet employees being assigned to service their accounts, introducing the clients to other TriNet personnel, and/or holding meetings with clients that may or may not include Employee, as Employee’s manager may elect. Employee agrees and understands that during the Notice Period, Employee owes TriNet an unmitigated duty of loyalty, and that Employee shall do nothing during the Notice Period that Employee intends or reasonably expects to further Employee’s personal interests or the interests of Employee’s new employer to the actual or potential detriment of TriNet.

3.4. At Will (United States Employees). Employees in the United States are employed by TriNet on an at-will basis only. Employee understands and agrees that nothing in the Restricted Stock Unit Award Agreement or this RCA changes the Employee’s "at will" employment status, and that TriNet may end the employment relationship at any time, with or without notice, for any reason or no reason at all. Likewise, Employee is free to end the employment relationship at any time, subject only to Employee’s obligation to provide notice in the manner described herein. Without limitation of the foregoing, Employee understands that TriNet retains the right in its absolute and sole discretion to terminate Employee’s employment after receiving notice from Employee pursuant to this RCA, at which point Employee’s employment and the Notice Period will come to an end (including any associated obligation by TriNet to continue Employee’s salary and benefits during the Notice Period), but in no event shall TriNet terminate Employee’s employment or the Notice Period sooner than two (2) weeks after the date on which Employee gives notice of resignation pursuant to Section 3 (provided, however, that TriNet retains the right as set forth above to determine what duties, if any, will be performed during such two-week period).

3.4.1. Canada. The foregoing paragraph 3.4 shall not apply to Canada employees, and TriNet shall not terminate the Employee’s employment or the Notice Period sooner than the lesser of only: (i) the minimum period of notice prescribed by applicable employment standards legislation, and (ii) two (2) weeks after the date on which Employee gives notice of resignation pursuant to section 3. TriNet may provide payment in lieu of such notice at its discretion. In no event will Employee receive less than the minimum requirements prescribed by applicable employment standards legislation and, should such legislation provide for any minimum benefit or entitlement in excess of the payment or benefits provided pursuant to this paragraph, Employee will receive such greater minimum entitlement and nothing more.

3.4.2. India. This Section 3.4.2 shall apply to India employees in lieu of the first paragraph of Section 3.4. Subject to the Notice Period requirement above in Section 3.3, either party may terminate the employment without cause by giving prior written notice to the other party as specified in the Employee’s applicable offer letter from the Company or its Subsidiary or Affiliate that employs Employee (“TriNet”), or payment in lieu of such notice by TriNet. Further, TriNet reserves the right to terminate Employee’s employment for cause without giving any prior notice or payment in lieu of notice in accordance with its internal policies and the offer letter.

SECTION 4. Non-Solicitation.

4.1. Customer Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of such employment, solicit or attempt to solicit any of TriNet’s customers or business or patronage of such customers, either for themselves or on behalf of any other person, partnership, corporation, or other entity for the purpose of (i) providing or selling services, goods or products that are the same as or similar to the kinds or types of services, goods or products being provided or sold by TriNet, or (ii) entering into or seeking to enter into any contract or other arrangement with any such entity for the performance or sale of services or goods and products of a nature being provided or sold by TriNet. Employee understands that Employee’s agreement “not to solicit” as set forth in this Section 4.1 means that Employee will not, directly or indirectly, initiate any contact or communication with any entity that, at the time, has a contractual relationship with TriNet for the purpose of soliciting, inviting, encouraging, recommending or requesting any such entity to do business with Employee and/or any other person or entity. This restriction is limited to (a) customers Employee serviced, solicited or interacted with at any time during the 24 months immediately preceding termination of employment with TriNet; (b) customers serviced or solicited by other TriNet employees whom Employee directly supervised during the 24 months immediately preceding termination of employment with TriNet; and (c) customers about whom Employee had access to Confidential Information during the 24 months immediately preceding termination of employment with TriNet.

4.1.1. Alabama. Sub-section 4.1, above, does not apply if the state in which Employee last worked for TriNet was Alabama, in which case Employee will not directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of such employment for any reason, solicit any of TriNet’s current customers, either for Employee’s own benefit or advantage or on behalf of any other person, partnership, corporation, or other entity, so long as TriNet carries on a like business. This restriction is limited to (a) current customers Employee serviced, solicited or interacted with at any time during the 24 months immediately preceding termination of employment with TriNet; (b) current customers serviced or solicited by other TriNet employees whom Employee directly supervised during the 24 months immediately preceding termination of employment with TriNet; and (c) current customers about whom Employee had access to Confidential Information during the 24 months immediately preceding termination of employment with TriNet.

4.1.2. California & North Dakota. Sub-section 4.1, above, does not apply if the state in which Employee primarily resides or primarily works for TriNet in California or North Dakota, provided, however, that with respect to Notice of Resignation and Non-Solicitation of customers Employee nevertheless is bound by the terms of Sections 3 and 1.2 above.

4.1.3. Colorado. If at the time of Employee’s termination of employment with TriNet, Employee had been primarily working for TriNet in Colorado or had been primarily residing in Colorado while working for TriNet, see Sub-section 6.1 below for important limitations and acknowledgments relating to the restrictions contained in the above Sub-section 4.1.

4.1.4. Illinois. Subsection 4.1, above, does not apply if the state in which Employee last worked for TriNet was Illinois unless, as of the time of execution of the Restricted Stock Unit Award Agreement, Employee’s actual or expected annualized rate of earnings with TriNet exceed Forty-five thousand dollars ($45,000) per year (or such other amount established by existing statutory terms or subsequent statutory modifications).

4.1.5. Nebraska. Sub-section 4.1 does not apply if the state in which Employee last worked for TriNet was Nebraska, in which case Employee will not, during employment with TriNet and for twelve (12) months following termination or separation of employment, solicit any TriNet current customers with which Employee actually did business and had personal contact during the 18 months immediately preceding termination of employment with TriNet.

4.1.6. Oklahoma. Sub-section 4.1 does not apply if the state in which Employee last worked for TriNet was Oklahoma, in which case Employee will not, during employment with TriNet and for twelve (12) months following termination or separation of employment for any reason, directly solicit TriNet’s established customers or the business or patronage of such established customers either for Employee’s own purposes or on behalf of any other person, partnership, corporation, or other entity. This restriction on direct solicitation of established customers is further limited to (a) established customers that Employee serviced, solicited, or interacted with at any time during the 24 months immediately preceding Employee’s termination of employment with TriNet; and (b) established customers serviced or solicited by other TriNet employees whom Employee supervised during the 24 months immediately preceding Employee’s termination of employment with TriNet.

4.1.7. South Dakota. If the state in which Employee last worked for TriNet was South Dakota, enforcement of the restrictions in Section 4.1 will be limited to the geographic area or areas for which Employee was responsible at any time during the twelve (12) months immediately preceding Employee’s termination of employment with TriNet.

4.2. Employee Non-Solicitation. Employee will not, directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of employment, solicit or recruit any TriNet employee(s), non-employee director(s) or consultant(s) of TriNet to accept a position with another company or entity, nor otherwise encourage or induce any TriNet employee, non-employee director or consultant to terminate their employment or affiliation with TriNet. This restriction applies only to (a) employees Employee supervised at any time during the 24 months immediately preceding termination of employment with TriNet, (b)

employees with whom Employee worked in the same office at any time during the 24 months immediately preceding termination of employment with TriNet, and (c) employees with whom Employee otherwise had material contact at any time during the 24 months immediately preceding termination of employment with TriNet.

4.2.1. Alabama. Sub-section 4.2, above, does not apply if the state in which Employee last worked for TriNet was Alabama, in which case Employee will not directly or indirectly, during employment with TriNet and for twelve (12) months following termination or separation of employment, hire or employ any agent, servant or employee of TriNet who holds a position uniquely essential to the management, organization, or service of the business of TriNet.

4.2.2. California. Sub-section 4.2, above, does not apply if the state in which Employee primarily resides or primarily works for TriNet is California, provided, however, that with respect to Non-Solicitation of employees, Employee nevertheless is bound by the terms of Section 1.2 above.

4.2.3. Colorado. Sub-section 4.2, above, does not apply if at the time of Employee’s termination of employment with TriNet, Employee had been primarily working for TriNet in Colorado or had been primarily residing in Colorado while working for TriNet, in which case Employee will not solicit, directly or indirectly, any TriNet employee(s) to leave his/her employment with TriNet. This restriction applies only to (a) employees Employee supervised at any time during the 24 months immediately preceding termination of employment with TriNet, (b) employees with whom Employee worked in the same office at any time during the 24 months immediately preceding termination of employment with TriNet, and (c) employees with whom Employee otherwise had material contact at any time during the 24 months immediately preceding termination of employment with TriNet.

4.2.4. Illinois. Sub-section 4.2, above, does not apply if the state in which Employee last worked for TriNet was Illinois unless, as of the time of execution of the Restricted Stock Unit Award Agreement, Employee’s actual or expected annualized rate of earnings with TriNet exceeds forty-five thousand dollars ($45,000) per year (or such other amount established by existing statutory terms or subsequent statutory modifications).

4.2.5. Nebraska. Sub-section 4.2, above, does not apply if the state in which Employee last worked for TriNet was Nebraska, in which case Employee will not, during employment with TriNet and for twelve (12) months following termination or separation of employment, solicit any TriNet current employee with whom Employee had personal contact during the 18 months immediately preceding termination of employment with TriNet.

4.2.6. North Dakota. Sub-section 4.2, above, does not apply if the state in which Employee last worked for TriNet was North Dakota, in which case Employee will not, during employment with TriNet and for twelve (12) months following the end of Employee’s employment with TriNet, solicit an employee of TriNet to leave TriNet’s employment. This restriction is limited to employees of TriNet with whom Employee had business-related contact or dealings.

4.2.7. Oklahoma. Sub-section 4.2, above, does not apply if the state in which Employee last worked for TriNet was Oklahoma, in which case, during employment and for a period of twelve (12) months following the end of Employee’s employment with TriNet, Employee shall not, directly or indirectly, actively or inactively, solicit any employees or independent contractors of TriNet to become employees or independent contractors of another person or business.

SECTION 5. Non-Competition. During Employee’s employment with TriNet, and for a period of twelve (12) months immediately following termination or separation of such employment for any reason, Employee will not, directly or indirectly, perform on behalf of a competitor the same or similar job duties that Employee performed in Employee’s last twelve (12) months of employment with TriNet. This restriction will only apply in the geographic territory for which Employee had responsibility in Employee’s last twelve (12) months of employment with TriNet. Additionally, this restriction will only apply to the performance of job duties competitive with a segment or business line of TriNet’s business in which Employee worked in his/her last twelve (12) months of employment with TriNet. Employee has the right to consult with Employee’s counsel prior to accepting the Restricted Stock Unit Award Agreement containing this RCA.

5.1. Notwithstanding the foregoing, where applicable, this Section 5 will apply only to the extent permissible under (i) the ABA Model Rules of Professional Conduct’s provisions regarding restrictions on the right to practice law, and/or (ii) any applicable state counterpart similarly addressing restrictions on the right to practice law.

5.2. California, Oklahoma, Minnesota, Nebraska, North Dakota. Section 5, above, does not apply if the state in which Employee last worked for TriNet was California, Oklahoma, Minnesota, Nebraska or North Dakota.

5.3. Colorado. If at the time of Employee’s termination of employment with TriNet, Employee had been primarily working for TriNet in Colorado or had been primarily residing in Colorado while working for TriNet, see Sub-section 6.1 below for important limitations and acknowledgments relating to the restrictions contained in the above Section 5.

5.4. Illinois. Section 5, above, does not apply if the state in which Employee last worked for TriNet was Illinois unless, as of the time of execution of the Restricted Stock Unit Award Agreement, Employee’s actual or expected annualized rate of earnings with TriNet exceeds seventy-five thousand dollars ($75,000) per year (or such other amount established by existing statutory terms or subsequent statutory modifications).

5.5. Massachusetts. If Employee is, and has been for at least 30 days immediately preceding Employee’s cessation of employment, a resident of or employed in Massachusetts at the time of Employee’s termination of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in the Restricted Stock Unit Award Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes other mutually agreed consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Massachusetts law relating to non-competition agreements.

The restrictions contained in this Section 5 will not apply in the event Employee is (i) laid off, or (ii) involuntarily terminated by TriNet without Cause. In the event of a termination for Cause (as defined below), however, this Section 5 shall be in full force and effect to the same extent as it would if Employee resigned voluntarily. The definition of “Cause” means any of the following: (i) an unsatisfactory level of performance; (ii) a violation of any legal or contractual obligation to TriNet; (iii) non-compliance with TriNet policies or procedures; (iv) substantiated violation of the TriNet Code of Business Conduct and Ethics; (v) the conviction of a felony involving fraud or dishonesty directed against TriNet; or (vi) any willful act or failure to act that adversely affects the business of TriNet in any material respect. For purposes of this definition, “unsatisfactory level of performance” means a serious or repeated performance failure, including, without limitation, serious conduct, behavior, or attendance failures that are subject to formal corrective action up to and including termination of employment.

5.6. Maine. If Employee last worked for TriNet in Maine, then Employee acknowledges and agrees that Employee received a copy of this RCA at least three business days before Employee was required to sign the Restricted Stock Unit Award Agreement.

5.7. Oregon. If Employee last worked for TriNet in Oregon and entered the Restricted Stock Unit Award Agreement after the commencement of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in the Restricted Stock Unit Award Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes a bona fide advancement of the Employee by TriNet supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Oregon law relating to non-competition agreements. Section 5, above, does not apply if Employee last worked for TriNet in Oregon and the total amount of Employee’s annual gross salary and commissions, calculated on an annual basis, at the time of Employee’s termination does not exceed $116,427, adjusted annually for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Employee’s termination.

5.8. Washington. If Employee last worked for TriNet in Washington and entered the Restricted Stock Unit Award Agreement at the outset of Employee’s employment, then Employee hereby acknowledges and agrees that Employee received written notice of the terms in Section 5 prior to accepting the offer of employment with TriNet. If Employee last worked for TriNet in Washington and entered the Restricted Stock Unit Award Agreement after the commencement of employment, then Employee hereby agrees that Employee’s acceptance of the Award identified in the Restricted Stock Unit Award Agreement, and Employee’s enjoyment of the financial opportunities flowing from such participation, provide Employee with a valuable investment opportunity which constitutes independent consideration supporting Employee’s agreement to abide by the restrictions contained herein for purposes of compliance with Washington law relating to non-competition agreements. Section 5, above, does not apply if Employee last worked for TriNet in Washington and the total amount of Employee’s annualized Earnings does not exceed $123,394.17, adjusted annually for inflation by the Washington Department of Labor and Industries on September 30 of each year, calculated based on the federal Bureau of Labor Statistics’ Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W). Earnings for purposes of this Section 5.3 means the compensation reflected on box 1 of Employee’s United States Internal Revenue Service Form W-2 that is paid to Employee over the prior year, or portion thereof for which Employee was employed, annualized and calculated as of the earlier of the date enforcement of the noncompetition covenant is sought or the date of separation from employment.

SECTION 6. Reasonableness of Restrictions. Employee acknowledges and agrees that compliance with the non-disclosure, non-solicitation, and non-competition covenants above is both reasonable and necessary to protect TriNet’s legitimate business interests, including its confidential business information and trade secrets, its goodwill, its customer and employee relationships and investment therein, and its reputation, and that Employee’s violation of these covenants is inconsistent with TriNet’s provision of equity ownership incentive grants as contemplated by the Restricted Stock Unit Award Agreement. Employee further acknowledges and agrees that Employee’s post-employment competition, and/or Employee’s solicitation of TriNet customers or personnel during this limited period of time, in violation of the non-competition and non-solicitation covenants above, would be contrary to the purpose, goal, and intent of TriNet’s agreement to provide Employee with the equity incentive award provided to Employee in the Restricted Stock Unit Award Agreement, and that but for Employee’s consent to such post-employment restrictions, the equity incentive award herein would not otherwise be awarded to Employee. Employee further acknowledges that Employee’s participation in equity ownership incentive grants is fully optional on the part of Employee, and that Employee opts to participate fully understanding that the foregoing covenants and restrictions would be conditions of such participation.

6.1. Colorado. If at the time of Employee’s termination of employment with TriNet, Employee had been primarily working for TriNet in Colorado or had been primarily residing in Colorado while working for TriNet, then the restrictions contained in Sections 4 and 5, above, shall apply and be enforceable only if at the time this Agreement is entered into and at the time it is enforced, Employee earns (a) as to Section 5, an amount of Annualized Cash Compensation equivalent to or greater than the threshold amount to qualify as a Highly Compensated Worker, as the terms Annualized Cash Compensation, Highly Compensated Worker, and Threshold Amount for Highly Compensated Workers are defined in Colorado Revised Statutes Section 8-2-113 or any equivalent Colorado statutory provision that may be in effect at the time of Employee’s termination of employment with TriNet, or (b) as to Section 4, 60% of the amount set forth immediately above in Sub-section 6.1(a). Employee hereby agrees and acknowledges that: (i) during the course of Employee’s employment with TriNet, Employee has had access to, gained knowledge of and/or contributed to the development of trade secret business information of TriNet; and (ii) the restrictions contained in Sections 1, 3, 4 and 5 are necessary to, and designed for, the protection of TriNet’s trade secrets by preventing such trade secrets from being disclosed to a competitor or used by a competitor in competition with TriNet.

6.2. Illinois. If Employee last worked for TriNet in Illinois, then TriNet advises Employee to have this RCA reviewed by an attorney of Employee’s own choosing to receive legal advice about the RCA prior to Employee signing the Restricted Stock Unit Award Agreement. Employee acknowledges and agrees that Employee received at least 14 days to review this RCA before Employee was required to sign the Restricted Stock Unit Award Agreement, although Employee may choose to sign in fewer than 14 days.

SECTION 7. Irreparable Harm/Injunctive Relief. Employee acknowledges and agrees that any breach of Employee’s obligations under the Non-Disclosure, Notice of Resignation, Non-Solicitation, and/or Non-Competition covenants above, as applicable, will result in irreparable and continuing harm and injury to TriNet for which there is no adequate remedy at law. Employee further agrees that in the event Employee breaches or threatens to breach the non-disclosure, non-solicitation, and/or non-competition covenants, in addition to any other rights, remedies or damages available to TriNet, TriNet shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief to enforce the specific terms of these covenants. Employee further agrees and consents that in any action seeking temporary or preliminary injunctive relief to enforce any of the foregoing restrictions, TriNet and Employee shall be entitled to engage in expedited discovery in aid of proceedings seeking temporary and/or preliminary injunctive relief, including expedited document production, interrogatories, and depositions limited at the expedited stage to those topics that are relevant to temporary and/or preliminary injunctive relief.

SECTION 8. Other Provisions. If any provision of this RCA is found to be invalid or unenforceable, the parties hereto agree that a court may modify, alter or amend such provision to the extent necessary to make it enforceable. If a court declines to modify, alter or amend the provision to make it enforceable, then the remaining provisions of this RCA shall remain in full force and effect. This RCA is assignable by TriNet and will be binding upon and inure to the benefit of TriNet’s successors, assigns and affiliated entities. Employee agrees that, should TriNet, or any subsidiary or unit of TriNet in which Employee works, be acquired by, merge with, or otherwise combine with another business entity, TriNet’s rights under this RCA will be automatically assigned to the surviving entity, and such entity will have all rights to enforce this Agreement. Employee hereby consents to any such actual or deemed automatic assignment. Notwithstanding the foregoing, Employee may not assign this RCA. Nothing in this RCA shall be interpreted to limit any obligations owing by Employee to TriNet as a matter of common law, to the extent applicable. Nothing contained in this RCA shall be construed to reduce or limit TriNet’s right, title or interest in any Company Information or trade secrets so as to be less in any respect than TriNet would have had in the absence of this RCA.

SECTION 9. Governing Law; Venue; Integration. The terms of this RCA and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the state or province in which Employee was last employed by TriNet, without giving effect to such state or province’s conflict of law principles. Employee agrees and understands that such state or province’s laws will govern as set forth herein regardless of whether Employee moves Employee’s residence or place of employment to another state or location after termination of employment with TriNet. Notwithstanding any arbitration agreement that otherwise may exist between Employee and TriNet, Employee and TriNet agree that in the event of any dispute arising under this RCA, any such dispute is not subject to arbitration, and Employee and TriNet instead hereby mutually confer exclusive jurisdiction and venue for any dispute in any way related to this RCA on the state, provincial or federal court having original jurisdiction for the location in which Employee last worked for TriNet, and Employee and TriNet both agree not to bring any litigation in any way related to this RCA in any other court or forum. This RCA replaces and supersedes any conflicting provision of any Restrictive Covenant Agreement contained in a prior Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement entered into by the parties under the TriNet Group, Inc. Amended and Restated 2019 Equity Incentive Plan.

9.1. California. If Employee primarily resides in or primarily works for TriNet in California, notwithstanding anything contained in Section 9 of this RCA, this RCA shall be governed, construed, and enforced in accordance with California law, and the state and/or federal courts of California shall be the sole and exclusive jurisdiction and venue for resolution of any disputes arising under this Agreement.

9.2. Colorado. If at the time of Employee’s termination of employment with TriNet, Employee had been primarily working for TriNet in Colorado or had been primarily residing in Colorado while working for TriNet, then notwithstanding anything contained in Section 9 of this RCA, this RCA shall be governed, construed, and enforced in accordance with Colorado law, and the state and/or federal courts of Colorado shall be the sole and exclusive jurisdiction and venue for resolution of any disputes arising under this Agreement.

9.3. Massachusetts. If Employee is, and has been for at least 30 days immediately preceding Employee’s cessation of employment, a resident of or employed in Massachusetts at the time of Employee’s termination of employment, then notwithstanding anything contained in Section 9 of this RCA: (1) this RCA shall be governed by and construed according to the laws of the Commonwealth of Massachusetts; and (2) Employee consents to the personal jurisdiction of the court located in the county in which Employee resides as of the date of Employee’s termination of employment and the business litigation session of the Superior Court in Suffolk County, Massachusetts with respect to all matters arising out of or related to this RCA.

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Employee understands and acknowledges that Employee has the right to consult and is encouraged to consult with Employee’s attorney to obtain legal counsel prior to making the choice to accept the Restricted Stock Unit Award Agreement and this RCA and the restrictions contained herein. Employee acknowledges that Employee was given at least fourteen (14) days’ notice together with the language of the covenants contained hereinabove, prior to the effective date of the covenants, in which to review the covenants.

IN WITNESS WHEREOF, Employee accepts the obligations under this Restrictive Covenant Agreement and will be deemed to have accepted and signed this RCA upon Employee’s acceptance of the Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement to which it is attached.